CBRE HOLDING, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

(Dollars in thousands)

EXHIBIT 12.2

	Predecessor	Predecessor	Predecessor	Predecessor	Company	Company	Company	Company	Company	Company
	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.	CBRE Holding, Inc.	CBRE Holding, Inc.	CBRE Holding, Inc.	CBRE Holding, Inc.	CBRE Holding, Inc.	CBRE Holding, Inc.
	Twelve Months Ended December 31, 1998	Twelve Months Ended December 31, 1999	Twelve Months Ended December 31, 2000	Period from January 1, 2001 through July 20, 2001	February 20, 2001 (inception) through December 31, 2001	Twelve Months Ended December 31, 2002	Six Months Ended June 30, 2002	Six Months Ended June 30, 2003	Pro Forma Twelve Months Ended December 31, 2002	Pro Forma Six Months Ended June 30, 2003
Income (loss) before provision for income taxes	$50,483	$39,461	$68,139	$(32,910)	$35,442	$48,833	$2,654	$6,746	$46,585	$(6,088)
Less: Equity income from unconsolidated subsidiaries	3,443	7,528	7,112	2,854	1,661	8,968	3,221	6,993	8,968	6,993
Add: Distributed earnings of unconsolidated subsidiaries	2,267	12,662	8,389	2,844	2,408	10,417	3,900	5,215	10,417	5,215
Fixed charges	42,089	56,524	59,985	31,063	38,618	83,019	42,180	45,113	122,622	62,089

Total earnings before fixed charges	$91,396	$101,119	$129,401	$(1,857)	$74,807	$133,301	$45,513	$50,081	$170,656	$54,223

Fixed charges:
Portion of rent expense representative of the interest factor (1)	$11,042	$17,156	$18,285	$10,760	$8,901	$22,518	$11,259	$13,849	$32,284	$19,001
Interest expense	31,047	39,368	41,700	20,303	29,717	60,501	30,921	31,264	90,338	43,088

Total fixed charges	$42,089	$56,524	$59,985	$31,063	$38,618	$83,019	$42,180	$45,113	$122,622	$62,089

Ratio of earnings to fixed charges	2.17	1.79	2.16	n/a (2)	1.94	1.61	1.08	1.11	1.39	0.87	(3)

(1)	Represents one-third of operating lease costs, which approximates the portion that relates to the interest portion.
(2)	The ratio of earnings to fixed charges was negative for the period from January 1, 2001 to July 20, 2001. Additional earnings of $32.9 million would be needed to have a one-to-one ratio.
(3)	Additional earnings of $7.9 million would be needed to have a one-to-one ratio of earnings to fixed charges.